Grid premiums reflect cattle quality, C/S spread

Strong FY 2012 Grid

Results Highlight Year

By Steve Hunt, CEO

In fiscal year 2012, U.S. Premium Beef eclipsed last year’s per head average and total grid premiums. Unitholders and associates who delivered to USPB’s Kansas and California plants received an average of $62.89 per head above the cash market, or over $51.0 million in total grid premiums. Given these strong grid results, our cattle deliverers continued to utilize a high percentage of delivery rights during fiscal year 2012. In fact, our producers surpassed the 10 million head mark sold through USPB since beginning operations in 1997. For more specific detail on 2012 Kansas cattle results see FY 2012 Kansas Cattle Performance Summary in this issue.

USPB paid over $51.0 million in grid premiums, or $62.89 per head, during FY 2012 and surpassed the 10 million head purchased total since beginning operations in 1997.

USPB unitholders also realized solid prices paid for both Class A and Class B units in fiscal year 2012. Class A units sold for as much as $150 per unit while Class B units recorded a high price of $200 per unit. The combined value of those Class A and Class B units was $350.00. For more information on unit sales see Company Unit Sale Prices Strong in Fiscal Year 2012 on page 3.

Regarding financial results, our fiscal year ended December 29 and final results are not yet available. However, reduced cattle supplies combined with higher cattle prices contributed to fiscal year 2012 being a more challenging year for U.S. beef processors than previous years.

Another USPB service to our unitholders is to facilitate the leasing of their unused delivery rights to other producers. This service worked well for both parties in fiscal year 2012. Plus, our company was also able to attract more high quality cattle that were delivered against leased rights. Producers who

...continued on page 4

Members continue to be rewarded for producing high quality cattle

FY 2012 Kansas Cattle

Performance Summary

By Brian Bertelsen, Vice President, Field Operations

U.S. Premium Beef producers once again delivered cattle that were above industry averages for quality and were well rewarded on the company’s value based grids during fiscal year 2012, which ended December 29, 2012. USPB’s fiscal year is now on a calendar year basis. Overall premium for all USPB cattle delivered to our Kansas plants was the highest in company history at $64.05 per head more than if they were marketed on the average cash, live market. That’s an impressive $19.02 more than the previous high set in calendar year 2011.

Table 1 on page 2 lists the carcass grid performance and Table 2 on page 3 lists the premium breakdown for the last four calendar years. Live weight and carcass weight were both record high and were 24 and 23 pounds higher, respectively, than the previous year. As a result, the percentage of lightweight carcasses was record low and heavyweights were record high.

Apparent total feedlot gain is the difference between live pay weight at harvest and in weight at the time of placement on feed. On average, 558 pounds of gain were added to USPB cattle during the feedlot finishing period which was 25 pounds more than the old record set last year. Even though days fed was higher, the apparent

...continued on page 2

FY 2012 Annual Meeting

Set For March 26, 2013

As a result of moving the company’s fiscal year to a calendar year, U.S. Premium Beef’s fiscal year 2012 annual meeting will be conducted in Kansas City, MO, at the Kansas City Airport Hilton on March 26, 2013. A pre-annual meeting reception will be held on the evening of March 25 at the Airport Hilton.

There are two positions on USPB’s Board of Directors up for election. Jerry Bohn, Pratt, KS, and Duane Ramsey, Scott City, KS, currently hold these positions and both candidates have announced their intentions to run for re-election.

The Kansas City Airport Hilton is located at 8801 NW 112th St. in Kansas City, MO. Call 816-891-8900 and request USPB’s annual meeting rate of $104 when making reservations. Cutoff date for the annual meeting rate is March 4.®

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

FY 2012 Kansas Cattle Performance...		continued from page 1

The average Yield Grade of all carcasses has been getting steadily lower, or leaner, during the past five years. Even though Yield Grade 4 percentage was higher than last year, the concentration of Yield Grade 1 and 2 carcasses increased even faster.

Leaner Yield Grades are usually associated

with lower Quality Grades. So the fact that

USPB cattle have such good Quality Grades
and are also getting leaner says a lot about their

genetics and their management.

Leaner Yield Grades are usually associated with lower Quality Grades. So the fact that USPB cattle have such good Quality Grades and are also getting leaner says a lot about their genetics and their management.

Table 2 on page 3 lists the premium breakdown for the last four years. During calendar year 2012, nearly 23% of all cattle delivered to our Kansas plants were Age and Source Verified (ASV), down slightly from the previous year. As a result, the ASV reward across all USPB cattle was lower.

Values for ASV in Table 2 show the total ASV dollars paid divided by all USPB cattle harvested in Kansas. Total ASV rewards were over $6 million for cattle delivered to Kansas plants during calendar year 2012. This was the eighth year USPB has offered ASV premiums.

average daily gain was record high at 3.53 pounds per day. Yield, or dressing percent, was also highest in company history, outpacing the previous year’s record by 0.59%. As a result, Yield premium per head was record high—over $13 more than the old record set during 2011.

Overall, Quality Grade continued to run high. Although down from the record high set last year, the percentage of carcasses grading Choice and Prime was still the fourth highest in company history.

The same holds true for the percentage qualifying for the Certified Angus Beef (CAB) label. The small downward shift in marbling actually increased the percent qualifying for the Black Canyon Premium Reserve (BCPR) label, which was a company high level.

Ungraded is primarily comprised of carcasses grading Standard, which is below Select. This category was record low in fiscal year 2012.

Throughout the industry, the percentage of Choice and Prime carcasses also dropped slightly, but was still near record levels during the company’s existence. USPB cattle had about six more percentage points of Choice and Prime than the overall industry average as reported by USDA.

The premiums per cwt. for quality were higher than recent years. The Choice/Select spread and Prime premium both rose to be the third highest in company history while CAB and BCPR premium per cwt. were both record high. As a result, Quality grade premium per head was over $8 above last year and set a new high.

Table 1. USPB BENCHMARK PERFORMANCE TABLE–KS Plants

Natural premiums also set a company high. This was due to both larger premiums per cwt. and a greater concentration of natural cattle. However, less than five percent of all USPB cattle were eligible for a natural beef program.

The values shown in Table 2 show the total dollars paid for natural premiums divided across all USPB cattle delivered to Kansas plants. This explains why the natural premium values in Table 2 are small across all USPB cattle, even though the premiums are high for each animal that qualified for a natural program.

Special programs like ASV and natural continue to add substantially to the overall premium of all USPB cattle. However, Subtotal premium, or premium from the grid alone, without special programs was still the highest in company history at $53.66 per head.

	Calendar 2009	Calendar 2010	Calendar 2011	Calendar 2012	Last 4 weeks (Dec. 10-Jan.5)
	ALL	ALL	ALL	ALL	ALL	Top 25%
In Weight	731	725	725	724	750	739
Days Fed	158	156	155	158	151	150
Live Weight	1269	1253		1282	1322	1301
Carcass Weight	812	803		833	861	855
Yield %	63.97	64.05	1258	64.99	65.12	65.73
Prime %	3.66	3.70	810	2.60	2.17	4.12
Choice & Prime %	73.17	74.25	74.63	71.11	70.90	84.15
CAB %	20.61	22.33	22.77	19.88	21.86	31.68
BCPR %	12.03	12.55	15.31	16.66	20.35	21.40
Ungraded %	2.19	1.71	1.25	1.17	0.86	0.43
Hard Bone %	0.49	0.62	0.62	0.60	0.58	0.38
Yield Grade 1%	9.45	10.16	11.36	13.96	15.58	11.42
Yield Grade 2%	37.84	39.65	39.80	39.71	40.75	38.45
Yield Grade 3%	42.54	41.55	39.80	36.94	35.48	40.17
Yield Grade 4%	9.29	8.05	8.46	8.72	7.66	9.27
Yield Grade 5%	0.89	0.59	0.58	0.67	0.53	0.69
Avg. Yield Grade	2.54	2.49	2.47	2.42	2.37	2.49
Lightweight %	0.43	0.49	0.38	0.33	0.20	0.12
Heavyweight %	2.66	1.72	1.98	2.89	2.62	1.12
Overall Premium	$31.63	$37.41	$45.03	$64.05	$81.07	$135.67
CH/SE Sprd. $/cwt	$5.14	$5.90	$7.59	$10.06	$19.66	$19.66
Black-hided %	74.22	74.90	76.36	75.46	76.68	84.08

Premiums for the top 75%, 50%, 25%, and even the bottom 25% of USPB cattle, were all highest in company history. Total premiums paid for all USPB cattle delivered to Kansas plants was $50.2 million during calendar year 2012. This was $19.4 million greater than the previous high set during 2011.

In total, U.S. Premium producers have delivered more than 9.8 million head to our Kansas processing plants since the company began buying cattle in 1997. These high quality cattle provide a solid base supply of carcasses that can be marketed under branded beef labels and add value to the product marketed by National Beef.

Next month we will continue to summarize calendar year 2012 cattle and grid performance. For a complete overview, be sure to attend the USPB annual meeting on March 26 in Kansas City, MO.®

Table 2. Premium Breakdown—Kansas Plants

$/Head	CY 2009	CY 2010	CY 2011	CY 2012
Quality Grade	$18.37	$20.86	$23.20	$31.35
Yield	$10.73	$11.17	$16.52	$29.62
Yield Grade	-$3.09	-$2.83	-$3.15	-$3.01
Outweights	-$4.04	-$2.82	-$3.04	-$4.30
Steer/Heifer	$1.12	$1.08	$0.37	$0.00
Subtotal Premium	$23.09	$27.46	$33.90	$53.66
ASV	$6.64	$7.97	$9.33	$7.54
Natural	$1.91	$1.98	$1.80	$2.86
Overall Premium	$31.63	$37.41	$45.03	$64.05
Top 75% Premium	$42.24	$48.88	$57.92	$79.30
Top 50% Premium	$52.59	$60.87	$69.99	$94.00
Top 25% Premium	$69.20	$80.03	$87.87	$115.89
USDA's Choice/Select Spread Narrows Seasonally

Company Unit Sale Prices

Strong in Fiscal Year 2012

By Tracy Thomas, Vice President, Marketing

The volume of USPB Class A and Class B units sold in fiscal year 2012 was considerably larger compared to the previous year. However, the prices paid for units during fiscal year 2012 were lower due in large part to the sale of the majority of USPB ’s ownership interest in National Beef Packing Co., LLC, in December 2011. The use of our electronic matching service, AgStockTrade.com, provided buyers and sellers a means to effectively and anonymously place buy and sell offers for Class A and Class B units.

During fiscal year 2012, a total of 18,176 Class A units traded for an average price of $92.72 per unit. The number of Class A units sold in fiscal year 2012 was nearly 2.5% of the total number of USPB Class A units.

During fiscal 2012, USPB unitholders sold 20,698 Class B units for an average of $188.51. This represented more than 2.7% of the total outstanding Class B units.

Buy and sell offers for USPB Class A and Class B units

...continued on page 4

USPB Non-Conditional Unit Trade Report
	FY 2012 Trades	Most Recent Trades
# Class A Units	18,176	470
Avg. Price Per Unit	$92.72	$120.21
# Class B Units	20.698	220
Avg. Price Per Unit	$188.51	$200.00
* Visit www.AgStockTrade.com for a history of USPB online unit sales

Producers own cattle to the hot scale

National Beef Downer

Animal and Payment Policy

Humane handling of livestock is of utmost importance to National Beef. “That’s especially true of non-ambulatory or “downer” fed cattle, or any visibly questionable livestock at our plants and feedyard shipping facilities,” Art Wagner, Head of Procurement at National Beef, explains. “We expect our employees, as well as people who deliver cattle to our plants, to handle cattle according to our policy.”

Specifically, any animal unable to load itself onto a truck at the shipping facility will not be loaded and National Carriers’ drivers must contact their supervisor, dispatch or National Beef’s Procurement Group, before leaving the load out facility. All other drivers should contact the feedyard manager.

If there is any other obvious or apparent issue with a particular animal exhibiting abnormal behavior or sickness, the driver should immediately proceedwith the same protocol.

“It is National Beef’s sole discretion in these issues,” Wagner adds.

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USPB Grid Results Lead to Solid FY...	continued from page 1

USPB Web Page Provides

Updated Unit Trade Results

USPB has recently added a scrolling link on our website’s front page that will let users instantly track offers to buy and sell USPB Class A and B units, as well as view the history of unit trades and the latest news from the company.

“This addition will make it easier for anyone interested in buying or selling units to very quickly monitor the units for sale and the offers to buy that have been made,” Tracy Thomas, vice-president of Marketing explains. “This information will be updated automatically as new offers are posted on www.AgStockTrade.com’s site. I encourage you to take a look at our web page to stay informed about USPB unit trading.”®

leased delivery rights through the USPB facilitated program in fiscal year 2012 received average grid premiums of $64.94 per head, which was above the company average.

I encourage you to attend our annual meeting on March 26 in Kansas City, MO, to learn more about the company’s performance during fiscal year 2012.®

National Beef Downer Animal...	continued from page 3

“However, the best policy is if an animal is questionable, don’t send it. The cattle owner or seller should be advised of the situation immediately, but non-ambulatory or potentially questionable cattle should not be loaded at the direction of the seller or in violation of existing National Beef animal handling policies without prior consent from National Beef Packing Company.

“As a reminder, the producer owns the cattle until they hit the hot scale and if the trucker is at fault, he is responsible,” he points out. “Cattle weights are taken at the plant hot scale following initial knock and dressing. National Beef is not responsible for cattle that become non-ambulatory or die between delivery to our plants and initial knock unless the cause of such non-ambulatory condition or death is clearly due to the gross negligence of National Beef. USDA veterinarians are on site to monitor cattle problems and our processing practices.”

If you have questions about payments for your USPB cattle deliveries, please contact us at 866-877-2525.®

		Company Unit Sale Prices Strong...	continued from page 3

can be   reviewed at www.AgStockTrade.com. During fiscal year 2012, there were 20 individual sell offers of all unit classes posted at this site, and 38 buy offers. It is also possible for two parties to privately negotiate a trade of any class of USPB units.

If you wish to place a buy or sell offer, please call the USPB office at 866-877-2525 for more information on obtaining a user name and password for AgStockTrade.com. This system allows unitholders greater flexibility and liquidity for their investment in USPB.®

Did You Know...

✓If you have delivery rights you do not plan on using in delivery year 2013, which ends August 31, and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525.®

✓The easiest, most efficient way to receive settlement sheets and other USPB communications, including the UPDATE, is via email. If you are not currently receiving USPB information electronically and would like to do so, please send your email address to us at uspb@uspb.com.®